Exhibit (6)(31)

Form Of
Schedule A

Trusts and Portfolios Covered by the

Fixed-Income Sub-Research Agreement

Dated as of _______, 2010

Between

FIL Investment Advisors (U.K.) Ltd.

and

FIL Investment Advisors

Name of Trust	Name of Portfolio	Effective Date
Fidelity Rutland Square Trust II	Strategic Advisers Core Income Fund	__/__/10

Agreed and Accepted

as of __________, 2010

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